Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Wade Coleman	Stephanie Gregor
Director, Public Relations	Vice President, Investor Relations
Fiserv, Inc.	Fiserv, Inc.
678-375-1210 wade.coleman@fiserv.com	262-879-5969 stephanie.gregor@fiserv.com

For Immediate Release

Fiserv Reports Third Quarter 2013 Results

3 percent adjusted internal revenue growth for the quarter;

Adjusted EPS increases 24 percent to $1.56 for the quarter;

Free cash flow increases 21 percent for the first nine months;

Full year 2013 guidance affirmed

Brookfield, Wis., October 29, 2013 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the third quarter of 2013.

GAAP revenue in the third quarter was $1.20 billion compared with $1.11 billion in the third quarter of 2012. Adjusted revenue was $1.14 billion in the third quarter compared with $1.04 billion in the third quarter of 2012, an increase of 10 percent. For the first nine months of 2013, GAAP revenue was $3.55 billion compared with $3.29 billion for the first nine months of 2012. Adjusted revenue was $3.36 billion in the first nine months of 2013 compared with $3.08 billion in the same period in 2012, an increase of 9 percent.

GAAP earnings per share from continuing operations in the third quarter was $1.22 compared with $1.03 in the third quarter of 2012. GAAP earnings per share from continuing operations for the first nine months of 2013 was $3.22, which included Open Solutions merger and integration expenses of $0.34 per share, compared with $3.14 for the first nine months of 2012.

Adjusted earnings per share from continuing operations in the third quarter increased 24 percent to $1.56 compared with $1.26 in the same period in 2012. Adjusted earnings per share from continuing operations in the first nine months of 2013 increased 18 percent to $4.39 compared with $3.71 for the first nine months of 2012.

“Results for the quarter were solid across the board and in-line with our performance expectations for the full year,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Strength in our payments businesses along with continued strong sales is compelling evidence of the market-leading differentiation and value embedded in our solutions.”

Press Release

Third Quarter 2013

•	Adjusted revenue grew 10 percent in the quarter to $1.14 billion and increased 9 percent year-to-date to $3.36 billion over the prior year periods.

•	Adjusted internal revenue growth in the quarter was 3 percent for the company, with 5 percent growth in the Payments segment and 1 percent growth in the Financial segment.

•	Adjusted internal revenue grew 2 percent for the first nine months of 2013, with 4 percent growth in the Payments segment. Financial segment adjusted internal revenue was flat compared with the first nine months of 2012.

•	Adjusted earnings per share increased 24 percent in the quarter to $1.56 and increased 18 percent in the first nine months of 2013 to $4.39, as compared with the prior year periods.

•	Free cash flow grew 21 percent in the first nine months of 2013 to $598 million compared with $496 million in the prior year period.

•	Adjusted operating margin was 30.5 percent in the quarter, an increase of 60 basis points compared with the third quarter of 2012, and increased 50 basis points to 29.8 percent in the first nine months of 2013, compared with the prior year period.

•	The company repurchased 2.0 million shares of common stock in the quarter for $192 million and for the first nine months of 2013 has repurchased 5.2 million shares for $463 million. The company announced a new 10.0 million share repurchase authorization in the quarter and had 10.4 million shares authorized for repurchase as of September 30, 2013.

•	Actual sales were up 13 percent in the quarter and 11 percent in the first nine months of 2013 compared with the prior year periods.

•	The company signed 11 new DNATM account processing clients in the quarter and 21 for the first nine months of the year.

•	The company signed 136 Mobiliti™ clients in the quarter, for a total of 324 for the year, and has added more than 1,700 mobile banking clients to date.

•	The company signed 56 Popmoney® clients in the quarter and the network now includes more than 2,000 financial institutions.

•	The company signed 90 electronic bill payment clients and 27 debit processing clients in the quarter.

Recent Developments

•	On October 25, 2013, the company entered into a new $900 million term loan agreement that matures in 2018. It also entered into an amendment to extend the maturity of its $2 billion revolving credit facility to 2018. The company used the net proceeds from the term loan to repay outstanding borrowings under the revolving credit facility, which were primarily related to the indebtedness assumed in connection with the acquisition of Open Solutions.

Outlook for 2013

Fiserv expects its full year 2013 adjusted earnings per share from continuing operations to be in a range of $5.94 to $6.02, or growth of 17 to 19 percent over 2012. The company expects full year adjusted revenue growth of approximately 10 percent, and adjusted internal revenue growth of approximately 3 percent.

“We remain on track to achieve our 2013 financial objectives and have meaningful momentum as we head into 2014,” said Yabuki.

Press Release

Earnings Conference Call

The company will discuss its third quarter 2013 results on a conference call and webcast at 4 p.m. CT on Tuesday, October 29, 2013. To register for the event, go to www.fiserv.com and click on the Q3 Earnings webcast link. Supplemental materials will be available in the “Investor Relations” section of the website.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry, driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more information, visit www.fiserv.com.

Non-GAAP Financial Measures and Other Information

In this earnings release, we supplement our reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities, with “adjusted revenue,” “adjusted internal revenue growth,” “adjusted operating income,” “adjusted operating margin,” “adjusted income from continuing operations,” “adjusted earnings per share” and “free cash flow.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, severance costs, merger costs, certain integration expenses related to acquisitions and certain discrete tax benefits. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on page 10. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe adjusted internal revenue growth is useful because it presents revenue growth excluding the impact of postage reimbursements in our Output Solutions business, acquisitions and dispositions, and including deferred revenue purchase accounting adjustments. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

The results for 2013 include the acquisition of Open Solutions since January 14, 2013. The company divested its Club Solutions business on March 14, 2013. Accordingly, the financial results of Club Solutions are reported as discontinued operations for all periods presented.

Press Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted revenue growth, adjusted internal revenue growth, adjusted earnings per share, and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers; legislative and regulatory actions in the United States and internationally, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations; the company’s ability to successfully integrate acquisitions, including Open Solutions, into its operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s strategic initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2012 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
Processing and services	$1,016	$922	$2,997	$2,724
Product	185	185	554	567

Total revenue	1,201	1,107	3,551	3,291

Expenses
Cost of processing and services	520	486	1,565	1,451
Cost of product	164	150	511	464
Selling, general and administrative	237	206	711	615

Total expenses	921	842	2,787	2,530

Operating income	280	265	764	761
Interest expense - net	(41)	(48)	(123)	(129)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	239	217	641	632
Income tax provision	(79)	(80)	(218)	(207)
Income from investment in unconsolidated affiliate	1	3	7	9

Income from continuing operations	161	140	430	434
Loss from discontinued operations	(2)	(1)	(3)	(2)

Net income	$159	$139	$427	$432

GAAP earnings (loss) per share - diluted:
Continuing operations	$1.22	$1.03	$3.22	$3.14
Discontinued operations	(0.02)	(0.01)	(0.02)	(0.01)

Total	$1.21	$1.02	$3.19	$3.12

Diluted shares used in computing earnings per share	131.9	136.6	133.8	138.3

Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP income from continuing operations	$161	$140	$430	$434
Adjustments:
Merger and integration costs [1]	14	4	70	9
Severance costs	—	—	12	12
Amortization of acquisition-related intangible assets	53	40	156	120
Debt extinguishment and refinancing costs [2]	—	4	—	4
Tax impact of adjustments [3]	(23)	(17)	(83)	(52)
Write-off of deferred financing costs by StoneRiver [4]	—	—	2	—
Tax benefit [5]	—	—	—	(14)

Adjusted income from continuing operations	$205	$171	$587	$513

GAAP earnings per share from continuing operations	$1.22	$1.03	$3.22	$3.14
Adjustments - net of income taxes:
Merger and integration costs [1]	0.07	0.02	0.34	0.04
Severance costs	—	—	0.06	0.06
Amortization of acquisition-related intangible assets	0.26	0.19	0.76	0.56
Debt extinguishment and refinancing costs [2]	—	0.02	—	0.02
Write-off of deferred financing costs by StoneRiver [4]	—	—	0.01	—
Tax benefit [5]	—	—	—	(0.10)

Adjusted earnings per share	$1.56	$1.26	$4.39	$3.71

[1]	Merger and integration costs in 2013 are attributable to the acquisition of Open Solutions, including a non-cash impairment charge of $30 million, or $ 0.14 per share, in the first quarter of 2013 associated with the replacement of the company’s Acumen® account processing platform with the DNA™ account processing platform. Merger and integration costs also include deferred revenue purchase accounting adjustments and integration costs associated with the acquisition.
[2]	Represents a charge of $4 million of interest expense associated with hedge ineffectiveness of interest rate swap agreements settled in September 2012 in conjunction with the company’s bond offering.
[3]	The tax impact is calculated using tax rates of 35 percent and 36 percent in 2013 and 2012, respectively, which approximate the company’s annual effective tax rates for the applicable periods.
[4]	Represents the company’s share of a non-cash write-off of deferred financing costs in the second quarter of 2013 associated with the recapitalization of StoneRiver Group, L.P., a joint venture in which the company owns a 49% interest.
[5]	The tax benefit in 2012 represents certain discrete income tax benefits related to prior years recognized for GAAP purposes that have been excluded from adjusted earnings per share.

See page 3 for disclosures related to the use of non-GAAP financial measures. Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Total Company
Revenue	$1,201	$1,107	$3,551	$3,291
Output Solutions postage reimbursements	(69)	(69)	(207)	(214)
Open Solutions deferred revenue adjustment	5	—	17	—

Adjusted revenue	$1,137	$1,038	$3,361	$3,077

Operating income	$280	$265	$764	$761
Merger and integration costs	14	4	70	9
Severance costs	—	—	12	12
Amortization of acquisition-related intangible assets	53	40	156	120

Adjusted operating income	$347	$309	$1,002	$902

Operating margin	23.3%	24.0%	21.5%	23.1%
Adjusted operating margin	30.5%	29.9%	29.8%	29.3%
Payments and Industry Products (“Payments”)
Revenue	$631	$606	$1,874	$1,810
Output Solutions postage reimbursements	(69)	(69)	(207)	(214)

Adjusted revenue	$562	$537	$1,667	$1,596

Operating income	$173	$166	$518	$481

Operating margin	27.4%	27.4%	27.6%	26.6%
Adjusted operating margin	30.8%	30.9%	31.1%	30.1%
Financial Institution Services (“Financial”)
Revenue	$580	$513	$1,713	$1,516
Open Solutions deferred revenue adjustment	5	—	17	—

Adjusted revenue	$585	$513	$1,730	$1,516

Operating income	$194	$165	$541	$479
Merger and integration costs	3	—	12	—

Adjusted operating income	$197	$165	$553	$479

Operating margin	33.3%	32.1%	31.6%	31.6%
Adjusted operating margin	33.7%	32.1%	32.0%	31.6%
Corporate and Other
Revenue	$(10)	$(12)	$(36)	$(35)

Operating loss	$(87)	$(66)	$(295)	$(199)
Merger and integration costs	11	4	58	9
Severance costs	—	—	12	12
Amortization of acquisition-related intangible assets	53	40	156	120

Adjusted operating loss	$(23)	$(22)	$(69)	$(58)

See page 3 for disclosures related to the use of non-GAAP financial measures. Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net income	$427	$432
Adjustment for discontinued operations	3	2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	145	142
Amortization of acquisition-related intangible assets	156	120
Share-based compensation	37	35
Deferred income taxes	(11)	(11)
Non-cash impairment charge	30	—
Dividend from unconsolidated affiliate	6	—
Settlement of interest rate hedge contracts	—	(88)
Other non-cash items	(16)	(20)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	(7)	24
Prepaid expenses and other assets	(51)	(47)
Accounts payable and other liabilities	(12)	(16)
Deferred revenue	(26)	(31)

Net cash provided by operating activities	681	542

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(171)	(145)
Payments for acquisitions of businesses, net of cash acquired	(30)	—
Dividend from unconsolidated affiliate	116	—
Net proceeds from sale of investments	2	27
Other investing activities	(1)	(3)

Net cash used in investing activities	(84)	(121)

Cash flows from financing activities
Proceeds from long-term debt	1,319	994
Repayments of long-term debt	(1,574)	(946)
Issuance of treasury stock	37	80
Purchases of treasury stock	(455)	(580)
Other financing activities	12	1

Net cash used in financing activities	(661)	(451)

Change in cash and cash equivalents	(64)	(30)
Net cash flows from discontinued operations	27	—
Beginning balance	358	337

Ending balance	$321	$307

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$321	$358
Trade accounts receivable – net	710	661
Deferred income taxes	54	42
Prepaid expenses and other current assets	442	349
Assets of discontinued operations	—	33

Total current assets	1,527	1,443
Property and equipment – net	259	248
Intangible assets – net	2,180	1,744
Goodwill	5,217	4,705
Other long-term assets	273	357

Total assets	$9,456	$8,497

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$826	$721
Current maturities of long-term debt	2	2
Deferred revenue	400	379
Liabilities of discontinued operations	—	3

Total current liabilities	1,228	1,105
Long-term debt	3,929	3,228
Deferred income taxes	683	638
Other long-term liabilities	156	109

Total liabilities	5,996	5,080
Shareholders’ equity	3,460	3,417

Total liabilities and shareholders’ equity	$9,456	$8,497

Press Release

Fiserv, Inc.

Selected Non-GAAP Financial Measures

(In millions, unaudited)

Adjusted Internal Revenue Growth [1]	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Payments Segment	5%	4%
Financial Segment	1%	0%

Total Company	3%	2%

[1]	Adjusted internal revenue growth is measured as the increase in adjusted revenue (see page 7), excluding the impact of acquisitions and dispositions (“acquired revenue”), for the current period divided by adjusted revenue from the prior year period. Acquired revenue was $69 million and $214 million for the third quarter and the first nine months of 2013, respectively, which was all in the Financial segment.

	Nine Months Ended September 30,
Free Cash Flow [2]	2013	2012
Net cash provided by operating activities	$681	$542
Capital expenditures	(171)	(145)
Settlement of interest rate hedge contracts	—	88
Other adjustments [3]	88	11

Free cash flow	$598	$496

[2]	Free cash flow is calculated as net cash provided by operating activities less capital expenditures and excludes the net change in settlement assets and obligations; tax-effected severance, merger and integration payments; certain transaction expenses attributed to the Open Solutions acquisition; and other items which management believes may not be indicative of the future free cash flow of the company.
[3]	The increase in “Other adjustments” in 2013 over the prior year period is primarily due to $52 million of transaction expenses, transaction-related assumed liabilities, and merger and integration costs attributable to the acquisition of Open Solutions.

See page 3 for disclosures related to the use of non-GAAP financial measures.

FISV-E

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